Ex. 99.1

Unipro Financial Services Completes Additional $3 Million Private Placement

WESTLAKE VILLAGE, Calif., Dec 7, 2006/PRNewswire-FirstCall/ — Unipro Financial Services, Inc. (“Unipro”)(OTC Bulletin Board: UPFS.OB - News), today announced that it issued 923,078 units at $3.25 per share (for a total consideration of $3 million) consisting of 923,078 shares of common stock and Series A Warrants to acquire 184,615 shares of common stock at an exercise price of $3.58 per share and Series B Warrants to acquire 184,615 shares of common stock at an exercise price of $4.88 per share. The issuance was pursuant to an option to purchase contained in a Securities Purchase Agreement dated October 27, 2006 between, among others, the Company and certain investors. The funds will be used by the Company for working capital. In connection the exercise of the option, H.C. Wainwright & Co., acted as the exclusive placement agent in the financing.

Further details relating to the financing are included in the Form 8-K to be filed by Unipro with the Securities and Exchange Commission (“SEC”).

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities of “blue sky” laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and shall not constitute an offer to sell of the solicitation of an offer to buy securities.

About Unipro

Unipro owns, through its wholly owned subsidiary China Fire Protection Group, Inc., Sureland Industrial Fire Safety Ltd. (“Sureland”), which is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and of design and installation of industrial fire safety systems in which it uses its own fire safety products. To a minor extent, it provides maintenance services for customers of its industrial fire safety systems. Its business is primarily in China, but it has recently begun contract manufacturing products for the export market and it has begun to provide a fire safety system for a Chinese company operating abroad.

Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It has also completed projects for highway and railway tunnels, wine distilleries, tobacco warehouses and a nuclear reactor. It is developing its business in the transportation, wine and tobacco, vessels, nuclear energy, and public space markets. Its products can be readily adapted for use on vessels and in exhibition halls and theatres. It plans to expand its marketing efforts to secure business in these industries.

Sureland has internal research and development facilities engaged primarily in furthering fire safety technologies. It believes that its technologies allow it to offer cost-effective and high-quality fire safety products and systems. It has developed products for industrial fire detecting and extinguishing. It believes that it is the only manufacturer in China which has successfully developed a comprehensive line of linear heat detectors.

Sureland operates sales and liaison offices in more than 20 cities in China.

Sureland has been ranked as the leading Chinese industrial fire safety company two times by the China Association for Fire Prevention based on six major factors including total revenue, growth rate, net profit, return on assets, investment in research and development and intellectual property. In fiscal year 2005, it accounted for approximately 2.5% of the total revenue from the industrial fire safety industry in China. Its key products include linear heat detectors and water mist extinguishers, whose sales volumes are the largest in China. Its products have been used by its customers in more than 20 provinces throughout China.

Cautionary Statement Regarding Forward Looking Information

This release contains forward-looking information about Unipro that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Unipro’s future performance, operations and products.

This forward-looking information should be considered only in connection with “Risk Factors” in Unipro’s Current Report to be filed with the SEC and its other periodic reports filed with the SEC. Unipro assumes no obligations to update any forward-looking statements or information set forth in this press release.

Source: Unipro Financial Services, Inc.